Exhibit 5.1

DAY PITNEY LLP
Attorneys at Law

7 Times Square
Times Square Tower
New York, NY 10036
T: (212) 297 5800 F: (212) 916 2940
info@daypitney.com
October 18, 2017

CCA Industries, Inc.
65 Challenger Road, Suite 340
Ridgefield Park, New Jersey 07660

Re:	CCA Industries, Inc. Registration of 1,445,000 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by CCA Industries, Inc., a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,445,000 shares of common stock of the Company, $0.01 par value (the “Shares”), comprising (i) 1,400,000 shares of common stock issuable upon the exercise of stock options or stock appreciation rights or upon the grant of other stock-based awards available for grant under the 2015 CCA Industries, Inc. Incentive Plan, as Amended (the “2015 Plan”) and (ii) 45,000 shares of common stock issuable upon the exercise of stock options or stock appreciation rights under the CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan (the “Stock Option Plan” and together with the 2015 Plan, the “Plans”).
We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.
In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the related applicable prospectuses which are not filed herewith) and the applicable Plan; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor, if any, or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor, if any, in accordance with the terms of the applicable Plan.

The foregoing opinion is limited to the laws of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP